Exhibit 99.2
NEWS
COLUMBIA LABORATORIES COMPLETES SALE OF
PROGESTERONE ASSETS TO WATSON PHARMACEUTICALS
COMPANY RETIRES ALL DEBT
LIVINGSTON, NJ — July 6, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) announced today that it has closed the sale of its progesterone related assets and 11.2 million shares of common stock to Watson Pharmaceuticals, Inc. (NYSE: WPI) (the “Watson Transaction”). Columbia’s business now consists of its royalty and manufacturing revenues, potential milestone payments, its collaboration with Watson on the development of next-generation progesterone products, and its novel bioadhesive drug delivery technologies and other products.
“We are very pleased to complete this transaction with Watson, and to emerge a debt free company with a significantly improved outlook,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer. “In the near term, Columbia will focus on the smooth transfer of domestic commercial operations for CRINONE® 8% (progesterone gel) to Watson, completing the PREGNANT Study of PROCHIEVE® 8% (progesterone gel), and developing with Watson the next generation progesterone product.”
At the closing, Columbia received from Watson $47 million in cash. In addition, Watson forgave all principal and accrued interest on the $15 million subordinated term loan dated June 1, 2010. Columbia will receive royalties of 10 to 20 percent of annual net sales of certain progesterone products. The Company is also eligible for additional amounts of up to $45.5 million based on success milestones in the potential preterm birth indication. Watson will fund the development of second-generation vaginal progesterone products as part of a comprehensive life-cycle management strategy.
Columbia retains certain assets and rights to its progesterone business, including all rights necessary to perform its obligations under its agreement with Merck Serono S.A. Merck Serono holds marketing rights to and makes payments to Columbia related to CRINONE® (progesterone gel) sales in all countries outside the United States.
354 Eisenhower Parkway
Plaza I, Second Floor
Livingston, NJ 07039
TEL: (973) 994-3999
FAX: (973) 994-3001

Columbia used approximately $16 million of the initial proceeds of the Watson Transaction to pre-pay the balance of the minimum royalty payments due in November 2010 to PharmaBio Development, and $26 million, together with stock and warrants, to pre-pay 100% of the $40 million in convertible notes due December 31, 2011. As a result, Columbia is now debt-free with over $25 million in cash and approximately 84 million common shares outstanding.
About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company’s strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.
Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects study results around the end of the year.
Columbia’s press releases and other company information are available at Columbia’s website at www.columbialabs.com and its investor relations website at www.cbrxir.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.
CRINONE® and PROCHIEVE® are trademarks of Watson Pharmaceuticals, Inc.
Contact:
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer

Columbia Laboratories, Inc.
(973) 486-8860
Seth Lewis
Vice President, The Trout Group LLC
(646) 378-2952
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